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                                                               Exhibit 10(ii)(u)


     Section 5 ("Election to Defer") of the J. C. Penney Company, Inc. 1995 Deferred Compensation Plan ("Plan") is hereby amended by adding after the first sentence of the first paragraph the following sentence:

     The maximum percentage of that portion of Base Salary, COMP, and PUP which may be deferred by an Eligible Associate for a Plan Year shall be determined from time to time by the Personnel Committee; provided, however, that such determination shall be uniformly and consistently applied with respect to all Eligible Associates;

     The first sentence of the second paragraph ("Normal Benefits: Distribution Upon Retirement or Other Separation from Service") of Section 8 of the Plan is hereby amended to read as follows:

     Except as otherwise provided in the Plan, a Participant's benefits shall be paid in 15 substantially equal annual installments commencing on the Payment Commencement Date or as soon thereafter as administratively feasible, but in no event later than 30 days following the Payment Commencement Date;

     The first sentence of the second paragraph of Section 17 ("Termination and Amendment") of the Plan is hereby amended to read as follows:

     The Personnel and Compensation Committee may amend the Plan at any time and from time to time, without prior notice to any Participant or Beneficiary; provided that the Personnel Committee also may make amendments that relate primarily to the administration of the Plan, are applied in a uniform and consistent manner to all Eligible Associates, and are reported at least annually to the Personnel and Compensation Committee.